Exhibit 10.72(b)
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), by and among Charter Communications, Inc., a Delaware corporation (the “Company”), and Jonathan Hargis (“Executive”), is dated as of May 11, 2022 to amend that certain EMPLOYMENT AGREEMENT, by and among the Company and Executive, dated as of May 18, 2021 (the “Employment Agreement”). The terms and provisions set forth in this Amendment shall become effective on April 1, 2022 (the “Amendment Effective Date”).

RECITALS:

WHEREAS, Executive and the Company are parties to the Employment Agreement and wish to amend the Employment Agreement effective as of the Amendment Effective Date as provided herein; and

WHEREAS, it is the desire of the Company to assure itself of the continued services of Executive by continuing to engage Executive, and the Executive desires to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.Certain Definitions. Unless otherwise defined herein, the terms used herein will have the meanings assigned to them in the Employment Agreement.

2.Employment Term. Section 2 of the Employment Agreement is deleted in its entirety and the following substituted therefore:

2.Employment Term. The Company hereby continues to employ Executive, and Executive hereby accepts continued employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Amendment Effective Date and terminating upon the earlier of (i) the date mutually agreed to by the parties in the fourth quarter of 2022, but no later than December 31, 2022, or (ii) the Date of Termination as defined in Section 1(j).

3.Position and Duties. Section 3 of the Employment Agreement is deleted in its entirety and the following substituted therefore:

3.Position and Duties.

(a)During the Term, Executive shall serve as Special Advisor to the Chief Operating Officer of the Company; shall have such duties and responsibilities (including service with affiliates of the Company), as may from time to time reasonably be assigned to him by the Chief Operating Officer of the Company, including but not limited to actively assisting the replacement executives through the end of the Term, and managing key projects and continue providing advice/counsel through the end of the Term.

(b)During the Term, Executive shall devote sufficient time and efforts to the business and affairs of the Company to carry out the responsibilities and projects assigned to him by the Chief Operating Officer. However, nothing in this Agreement shall preclude Executive from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing his personal investments and affairs; provided that such activities do not, either individually or in the aggregate, create a conflict of interest; or violate any provision of this Agreement.

4.Place of Performance. Section 4 of the Employment Agreement is deleted in its entirety and the following substituted therefore:

4.Place of Performance. During the Term, Executive’s primary office shall be the Corporate Office, except for necessary travel on the Company’s business. Executive will not be expected to report to the Corporate Office on a daily basis and will report to the Corporate Office at such times as Executive and the Chief Operating Officer determine. The Parties acknowledge and Executive agrees that Executive is expected to commute to the Corporate Office from his principal or secondary residence whether inside or outside of the metropolitan area or areas in which the Corporate Office is located.

5.Annual Base Salary. Section 5 of the Employment Agreement is deleted in its entirety and the following substituted therefore:

5.Annual Base Salary. Beginning on the Amendment Effective Date, Executive shall receive a base salary at a rate not less than $350,000 per annum through the end of the Term (the “Annual Base Salary”), paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any position in or directorship of a Company subsidiary or affiliate that Executive holds.

6.Bonus. Section 6 of the Employment Agreement is deleted in its entirety and the following substituted therefore:

6.Bonus. Through the end of the Term (the “Bonus Year”), Executive shall be eligible to receive a bonus with a target amount not less than 150% of Executive’s Annual Base Salary applicable to the period of the year for the corresponding Annual Base Salary (i.e. 150% of $700,000 through March 31, 2022 and 150% of $350,000 for the period from April 1, 2022 to the end of the Term) (the “Target Bonus”), with the actual bonus payout depending on the achievement of levels of performance for that year (the “Bonus”) pursuant to, and as set forth in, the terms of the Company’s Executive

Bonus Plan as it may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such bonuses being paid on or before March 15 of the calendar year next following the Bonus Year.

7.Vacations. Section 9 of the Employment Agreement is deleted in its entirety and intentionally left blank.

8. Termination. Section 10(a)(iv) of the Employment Agreement (Good Reason termination) is hereby deleted in its entirety.

9.Termination Pay. Sections 11 (b) (Termination by Executive with Good Reason or by Company without Cause), (d) (Termination by Executive without Good Reason or by Company for Cause), (e) (Termination by Executive Following the Expiration of the Initial Term) and (g) (Conditions to Payments) of the Employment Agreement are deleted in their entirety and the following substituted therefore to remove Good Reason as a termination event giving rise to any separation payments:

(b)Termination. Upon termination of the employment of Executive, Executive will be entitled to receive: (i) all Annual Base Salary earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than ten (10) business days following the Date of Termination; and (ii) all reasonable expenses incurred by Executive through the Date of Termination that are reimbursable in accordance with Section 8, which amount shall be paid in cash within thirty (30) calendar days after the submission by Executive of receipts; and (iii) all Bonuses earned and duly payable for periods ending on or prior to the Date of Termination but unpaid as of the Date of Termination, which amounts shall be paid in cash in a lump sum no later than sixty (60) calendar days following the Date of Termination (such amounts in clauses (i), (ii) and (iii) together, the “Accrued Obligations”). In such event, Executive agrees to sign and deliver to the Company and will not (within the applicable revocation period) revoke the Release (as defined in Section 11(h)) within sixty (60) calendar days following the Date of Termination, Executive shall also be entitled to receive the payments provided for above.

(d)Intentionally left blank.

(e)Intentionally left blank.

(f)Intentionally left blank.

10.Entire Agreement. This Amendment and the Employment Agreement, as amended hereby, contain the entire agreement among the Parties with respect to its specific subject matter and supersedes any prior oral and written communications, agreements and understandings among the Parties concerning the specific subject matter hereof. This Amendment may not be modified, amended, altered, waived or rescinded in any manner, except by written instrument signed by both of the Parties hereto that expressly refers to the provision of this Amendment that is being modified, amended, altered, waived or rescinded; provided, however, that the waiver by either Party of a breach or compliance with any provision of this Amendment shall not operate nor be construed as a waiver of any subsequent breach or compliance.

11.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Paul Marchand
Print Name:	Paul Marchand
Title:	Executive Vice President, Chief Human Resources Officer

EXECUTIVE
/s/ Jonathan Hargis
Name: Jonathan Hargis